EXHIBIT 5.1

[Snell & Wilmer L.L.P. Letterhead]

June 1, 2018

Good Times Restaurants Inc.
 141 Union Boulevard, #400
Lakewood, CO 80228

Ladies and Gentlemen:

We have acted as special counsel to Good Times Restaurants Inc., a Nevada corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of an aggregate of 750,000 shares (the “Plan Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), authorized for issuance pursuant to the Good Times Restaurants Inc. 2018 Omnibus Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(A)	the Registration Statement in the form to be filed with the Commission under the Securities Act on the date hereof;

(B)	the Plan;

(C)	an executed copy of a certificate of the Chief Financial Officer of the Company, dated as of the date hereof (the “Officer’s Certificate”);

(D)	the Company’s Articles of Incorporation, as amended, as certified by the Secretary of State of the State of Nevada as of a recent date;

(E)	the Company’s Restated Bylaws, as amended, as certified pursuant to the Officer’s Certificate as being complete and in full force and effect as of the date hereof; and

(F)	resolutions of the Board of Directors of the Company relating to the Plan and the Plan Shares.

Good Times Restaurants Inc.
 June 1, 2018

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

On the basis of, and in reliance on, the foregoing examination and subject to the limitations contained herein, it is our opinion that the Plan Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America and the general corporate laws of the State of Nevada.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Snell & Wilmer L.L.P.